Exhibit 10.2

SENETEK PLC

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

Section 1. Purpose. The purpose of the Senetek PLC Deferred Compensation Plan (the “Plan”) is to provide the management employees (the “Executives”) of Senetek PLC (the “Company”) the opportunity to defer receipt of a portion of the cash compensation paid by the Company to such persons in their roles as Executives. The Plan is designed to aid the Company in attracting and retaining as members of its management persons whose abilities, experience and judgment can contribute to the well-being of the Company.

Section 2. Effective Date. The effective date of this Plan is January 1, 2004.

Section 3. Eligibility. Any Executive of the Company who is an employee of the Company or any subsidiary thereof is eligible to participate in the Plan.

Section 4. Deferred Compensation Account. An unfunded deferred compensation account (the “Account”) shall be established for each Executive who elects to participate in the Plan.

Section 5. Amount of Deferral. A participant may elect to defer receipt of ten percent (10%) of the salary payable to the participant for serving as a management employee of the Company. An amount equal to the compensation deferred, as reflected in the election referred to in Section 6 hereof, will be credited to the participant’s Account, in the form of phantom Company Ordinary Share units (the “Stock Component”), on the date such compensation would otherwise be initially payable.

Section 6. Time of Election of Deferral. The initial election to defer compensation under this Plan by persons who are Executives on the effective date hereof shall be made not later than February 28, 2004. Except as set forth herein, thereafter an election to defer compensation shall be made on an annual basis on or before December 15th of each year on forms approved for that purpose. Elections shall be effective when filed with the Secretary of the Company with respect to compensation that is paid in the calendar year following the calendar year in which the election is made (or following February 28, 2004, in the case of such initial elections). In the case of an Executive who was not an Executive on the effective date hereof and is hired or otherwise first becomes eligible to participate in the Plan subsequent to January 1 of any calendar year, such newly eligible participant shall be entitled to make an election to defer compensation for services to be performed subsequent to the election provided such election is made within 30 days after the date such Executive becomes eligible. In this case, such election shall be effective when made with respect to any compensation to be paid during the period beginning with the date following the date of the election through December 31 of the same initial year of participation.

Section 7. Hypothetical Investment. Each Account shall be comprised of the Stock Component and will be credited on each date compensation is to be paid to an Executive and the amount elected to be deferred will be credited as phantom units of the Company’s Ordinary Shares (including fractional shares) using the fair market value of American Depositary Shares representing the Company’s Ordinary Shares (“ADSs”) on the date the compensation would otherwise be paid. The Stock Component will be credited on the payment date for any dividend or other distribution on the Company’s Ordinary Shares with additional phantom Ordinary Share units determined by dividing the aggregate cash dividend or the aggregate fair market value of any other distribution which would have been paid if the existing phantom Ordinary Share units were actual Company Ordinary Shares by the fair market value of the Company’s Ordinary Shares as of the dividend payment date, computed to four decimal places. For purposes of the Plan, the “fair market value” of one Company Ordinary Share shall be the closing sale price for an ADS on the Nasdaq Stock Market (or such other exchange on which the ADSs may at the time be principally traded) as published in The Wall Street Journal for the determination date.

Section 8. Value of Deferred Compensation Accounts. The value of each participant’s Account at any time shall be equal to the product of multiplying the number of phantom Ordinary Share units credited thereto representing compensation deferred and dividends and other distributions credited thereon by the fair market value of one Ordinary Share determined pursuant to Section 7 of the Plan. All deferred amounts to be paid to a participant pursuant to the Plan are to be paid as soon as practicable following the payment date (as specified below).

Section 9. Payment of Deferred Compensation. No withdrawal may be made from the participant’s Account prior to the date specified by the participant in his or her election to defer compensation except as provided in Section 10. At the participant’s election, deferral of compensation may be made to a specific date, to immediately after the end of the calendar year in which the participant terminates service as an Executive, or to the earlier of either one of such dates. Any deferral must be for a period of at least one year following the year for which the compensation is earned, unless service as an Executive terminates earlier. Deferred compensation and dividends or other distributions (including appreciation or loss thereon) will be payable in whole Ordinary Shares of Senetek PLC plus cash in respect of any fractional Ordinary Share otherwise distributable having a value (determined as provided in Section 7) equal to the value of the Account (determined as provided in Section 8). Distribution shall be made in a single installment or in such number of quarterly or annual installments as the participant chooses, subject to the participant’s right to change such method of distribution no later than twelve months prior to the first date deferred compensation is to be paid. If a participant elects to receive payment from his or her Account in installments, the participant’s Account will continue to accrue dividends and other distributions (and appreciation or loss) during the installment period. Dividends and other distributions credited to a participant’s Account during the installment period will be paid on the next installment payment date. Any portion of a participant’s Account attributable to fractional Ordinary Shares of Senetek PLC shall be paid in cash at the same time (or times) as the participant is otherwise paid the amount his or her Account. Notwithstanding the foregoing, if on the date for payment of any portion of a participant’s Account the Compensation Committee of the Board of Directors determines in its sole discretion that issuance or resale by participants of Company Ordinary Shares would be unlawful or not in the best interests of the Company, such payment shall be made in cash in an amount equal to the value of the Company Ordinary Shares otherwise issuable, determined as provided in Section 8.

Section 10. Hardship. In the event of a severe financial hardship or unforeseeable emergency, a participant may file a notice with the Secretary of the Company to be presented to the Compensation Committee of the Board of Directors, advising the Committee of the circumstances of the hardship or emergency, and requesting a withdrawal of previously deferred amounts, or, where a former Executive is receiving annual installment payments, requesting accelerated payment. The Committee, in its sole discretion, may agree to accelerate distribution of all or a part of amounts previously deferred. Should the Committee agree, such distribution shall occur on a date set by the Committee (the “Hardship Distribution Date”) that is at least six (6) months from the date the Committee approves the hardship withdrawal request. The Committee shall determine, in its sole discretion, how a current participant’s Stock Component shall be charged for the withdrawal. A hardship withdrawal by a participant shall have no effect on any amounts remaining in the participant Account, and shall not have any effect on any current or future deferral election after the hardship withdrawal.

For purposes of this paragraph, a severe financial hardship or unforeseeable emergency is one resulting from a casualty or other extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the participant’s control. To the extent such hardship or emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the participant’s assets, to the extent the liquidation of such assets would not itself cause a financial hardship, and (iii) by cessation of deferrals under the Plan, accelerated payment may not be made. Withdrawals of amounts because of such hardship or emergency may only be permitted to the extent reasonably necessary to satisfy the hardship or emergency. Examples of what are not considered to be such hardships or emergencies include the need to send a participant’s child to college, or the desire to purchase a home.

Section 11. Change in Control. A “Change in Control” shall mean: (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

Notwithstanding any other provision of the Plan, if a Change in Control occurs, then the Company shall create a trust or take such other actions as are appropriate to protect each participant’s Account. In addition, at the discretion of the acquiring or successor entity in a Change in Control, payments of amounts hereunder made following such Change in Control may be made in cash or securities of such acquirer or successor (and not in Company Ordinary Shares); provided that the exercise of such discretion shall not reduce the value of a participant’s Account (determined as of the date a participant receives payment under the Plan) below its value immediately prior to the Change in Control.

Section 12. Designation of Beneficiary. A participant may designate a beneficiary or beneficiaries which shall be effective upon filing written notice with the Secretary of the Company on a form provided for that purpose. If no beneficiary is designated, the beneficiary will be the participant’s estate. If more than one beneficiary statement has been filed, the beneficiary or beneficiaries designated in the statement bearing the most recent date will be deemed the valid beneficiary or beneficiaries.

Section 13. Death of Participant or Beneficiary. In the event of a participant’s death before he or she has received the full value of his or her Account, the then current value of the participant’s Account shall be determined as of the day immediately following death and such amount shall be paid to the beneficiary or beneficiaries of the deceased participant as soon as practicable thereafter. If no designated beneficiary has been named or survives the participant, the beneficiary will be the participant’s estate.

Section 14. Participant’s Rights Unsecured. The Stock Component credited to each participant Account under the Plan represents merely a promise of the Company. No property will be transferred pursuant to the Plan except as provided in Section 9, and the Plan shall be unfunded for all purposes. The right of any participant or beneficiary to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any participant or beneficiary at any time a security interest in the Account or any other assets of the Company.

Section 15. Statement of Account. Statements will be sent to participants following the end of each year as to the value of their Accounts as of December 31 of such year.

Section 16. Assignability. No right to receive payments hereunder shall be transferable or assignable by a participant or a beneficiary, except by will or by the laws of descent and distribution.

Section 17. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company. The Committee shall conclusively interpret the provisions of the Plan and shall make all determinations under the Plan. The Committee shall act by vote or written consent of a majority of its members.

Section 18. Amendment or Termination of Plan. This Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s accruals or his or her prior elections.

Section 19. Adjustments. In the event of any change in the outstanding Company Ordinary Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, the Committee will make such adjustments, if any, as it in its sole discretion deems equitable in the number of Ordinary Shares with respect to which a participant’s phantom Ordinary Share units are referenced, such adjustments to be conclusive and binding upon all parties concerned.

Section 20. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

Senetek PLC

Deferred Compensation Plan for Executives

Deferral Election Form

Name of Participant:

Date of Deferral Election:

Amount of Deferral: ten percent (10%) of salary as from time to time in effect

Payment of Deferred Account (check one):

☐ (a) specified date at least one year after end of deferral year:

☐ (b) immediately following calendar year in which employment terminates

☐ (c) earlier of (a) or (b)

Form of Payment (check one):

☐ (a) single installment

☐(b)              quarterly installments

☐ (c)              annual installments

Beneficiary Name:

Beneficiary Address:

______________________

Participant Signature:

By your signature you accept and agree to be bound by all of the terms of the Senetek PLC Deferred Compensation Plan for Executives as amended from time to time.